News Release

Contact:     Investors        Media
Ankur Vyas        Mike McCoy
(404) 827-6714        (404) 588-7230
For Immediate Release
October 10, 2013

SunTrust Announces Resolution of Key Mortgage Matters
Includes Settlements Related to Outstanding Legal Matters and Agency Mortgage Repurchase Claims

ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) today announced the resolution of certain legacy mortgage matters, including the settlement of specific legal matters and agency mortgage repurchase claims. The company’s third quarter results will be impacted by these matters, as well as other discrete items outlined below. In aggregate, these items will have a negative after-tax impact of $179 million, or $0.33 per share, on the company’s third quarter earnings results.
“SunTrust is pleased to have resolved a number of legacy mortgage matters. These settlements reduce uncertainty, further improve our risk profile, and enhance our ability to focus on future growth,” said William H. Rogers, Jr., chairman and chief executive officer of SunTrust Banks, Inc.
The following is a summary of the items that will impact third quarter 2013 earnings results. Please refer to the company’s October 10, 2013, Form 8-K filing for additional details. SunTrust’s third quarter earnings results will be announced on October 18, 2013.

Settlement of Certain Legal Matters

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SunTrust reached agreements in principle with the United States Department of Housing and Urban Development and the United States Department of Justice (collectively, the “Government”) to settle (i) certain claims related to SunTrust’s origination of FHA-insured mortgage loans and (ii) its portion of the National Mortgage Servicing Settlement, which pertains to mortgage servicing and origination practices. SunTrust’s commitment under the agreements in principle includes consumer relief of $500 million and a cash payment of $468 million.

•	In total, SunTrust incurred a $323 million charge in the third quarter of 2013, primarily related to these agreements.

Resolution of Agency Mortgage Repurchase Claims

•	SunTrust also reached agreements with Fannie Mae and Freddie Mac to resolve outstanding and potential repurchase obligations.

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In the third quarter, the company reserved an additional $63 million, inclusive of the previously disclosed charge of approximately $15 million pertaining to Freddie Mac, as these settlements cover a broader population of loans than considered in the company’s existing repurchase reserve.

Valuation of Servicing Advances

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In the third quarter, SunTrust completed an expanded review of its servicing advance practices. Separately, SunTrust entered into an agreement to sell mortgage servicing rights (“MSR”) on approximately $1 billion of unpaid principal balance of predominantly delinquent mortgage loans. As a result of the review and the MSR sale, SunTrust refined its loss estimates and valuation methodologies for servicing advances, resulting in a $96 million charge to third quarter earnings.

Tax Items

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SunTrust completed its previously disclosed taxable reorganization of certain subsidiaries, and in doing so, realized a tax benefit. This benefit was partially offset by other less significant items impacting the company’s income tax provision, resulting in an expected $113 million positive after-tax impact to third quarter earnings.

Additional detail on the above items may be found in the company’s Form 8-K filing posted on its website at www.suntrust.com/investorrelations.

About SunTrust Banks, Inc.
SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. Its primary businesses include deposit, credit, and trust and investment management services. Through various subsidiaries, the company provides mortgage banking, insurance, brokerage, equipment leasing, and capital markets services. The company operates an extensive branch and ATM network throughout the Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The company also serves clients in selected markets nationally. SunTrust’s Internet address is www.suntrust.com.

Important Cautionary Statement About Forward-Looking Statements
This news release contains forward-looking statements. Statements regarding estimates of the after-tax financial impact of various legal and regulatory matters are forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. The estimated financial impact of these legal and regulatory matters depends upon (1) the successful negotiation, execution, and delivery of definitive agreements in several matters, (2) the ultimate resolution of certain legal matters which are not yet complete, (3) management’s assumptions about the extent to which such amounts may be deducted for tax purposes, (4) the agreement of other necessary parties and (5) our assumptions about the extent to which we can provide consumer relief to satisfy our financial obligations as contemplated by the agreements in principle with the Government. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and in other periodic reports that we file with the SEC.

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